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                                                                    EXHIBIT 99.1

[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

                  TD AMERITRADE DECEMBER EARNINGS & INTEGRATION
                                        &
                TD BANK FINANCIAL GROUP ON CLOSING TD AMERITRADE

                           WEDNESDAY JANUARY 25, 2006

DISCLAIMER

THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TORONTO-DOMINION BANK'S ("TD") PORTION OF THE 2006 RBC CAPITAL MARKETS CEO CONFERENCE AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD'S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH'S AND TD'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

FORWARD-LOOKING STATEMENT

This presentation contains forward-looking statements within the meaning of U.S. and Canadian securities laws. Such statements include, but are not limited to, statements relating to anticipated financial and operating results, TD Bank Financial Group's plans, objectives, expectations and intentions and other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "should," "may," and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group's management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; that TD Ameritrade is unable to transition customers, successfully execute its integration strategies, or achieve planned synergies; that the parties are unable to accurately forecast the anticipated financial results of TD Ameritrade following the transaction; that TD Ameritrade is unable to compete successfully in this highly competitive and rapidly changing marketplace; that TD Ameritrade is unable to retain employees that are key to the operations of the combined business; that TD Ameritrade is unable to identify and realize future consolidation and growth opportunities; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group's results to differ materially from those described in the forward-looking statements can be found in TD Bank Financial Group's Annual Report on Form 40-F for the fiscal year ended October 31, 2005, which was filed with the U.S. Securities and Exchange Commission on December 12, 2005 and is available at the Securities and Exchange Commission's Internet site (http://www.sec.gov). These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

OTHER INFORMATION

Tender Offer

The tender offer for outstanding shares of TD Ameritrade common stock described in this press release has not commenced. At the time the tender offer is commenced, The Toronto Dominion Bank will file a tender offer statement on Schedule TO with the SEC, and, within the required time period following commencement, TD Ameritrade will file a solicitation/recommendation statement on
Schedule 14D-9. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that TD Ameritrade's security holders should read carefully before any decision is made with respect to the tender offer. Those materials will be made available to TD Ameritrade's security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC in connection with the tender offer) will be available at no charge on the SEC's web site at www.sec.gov or by directing a request to The Toronto Dominion Bank, c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention:
Investor Relations (416) 308-9030.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

CORPORATE PARTICIPANTS

Joe Moglia                 CEO - TD Ameritrade
Randy MacDonald            CFO - TD Ameritrade
Donna Kush                 Corporate Communications - TD Ameritrade

Ed Clark                   President & CEO - TD Bank Financial Group
Colleen Johnston           CFO - TD Bank Financial Group

CONFERENCE CALL PARTICIPANTS

 Richard Herr              KBW - Analyst
 Prashant Bhatia           Citigroup - Analyst
 Kyle Cerminara            T. Rowe Price - Analyst
 Mike Vinciquerra          Raymond James - Analyst
 Rich Repetto              Sandler O'Neill - Analyst
 Matt Snowling             Friedman, Billings, Ramsey - Analyst
 Patrick Smith             Merrill Lynch - Analyst
 Howard Chen               CSFB - Analyst
 Michael Goldberg          Desjardins Securities - Analyst
 Mario Mendonca            Genuity Capital - Analyst
 Quentin Broad             CIBC World Markets - Analyst
 Andre Hardy               Merrill Lynch - Analyst
 Steve Cawley              TD Newcrest - Analyst

PRESENTATION

DONNA KUSH  - CORPORATE COMMUNICATIONS,  TD AMERITRADE

Good morning, everyone. By now you have probably seen our two press releases that were made public this morning. If you would like to view a copy of those releases, listen to the call and submit any questions to us via our corporate Website at AMTD.com. We will be discussing a number of financial metrics in this call so in order to more easily follow along with us, we strongly encourage participants to download and print the presentation for this call now on the homepage of AMTD.com.

Also if you want to contact us directly after the conference call please call Investor Relations at 800-237-8692. Before we begin, I would like to note that this call contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the federal securities laws. These statements involve risk, uncertainties and assumptions that may cause actual results to differ materially from those anticipated. Listeners to the call are advised to review the risk factors contained in our definitive proxy statement filed on December 5, 2005 and our most recent report on form 10-K. For descriptions of risks and certain of these assumptions relating to the forward looking statements. In the call Ameritrade management will discuss some non GAAP financial measures, specifically operating margins, EBITDA, net income excluding unrealized fair value adjustments, non GAAP net income, expenses excluding advertising, non GAAP EPS and liquid assets.

Listeners to the call can find a reconciliation of these financial measures to the most comparable GAAP financial measures and the other required disclosures in the slide presentation during this call which again can be found on our Website at AMTD.com. Please note that this call is intended for investors and analysts and may not be reproduced in the media in whole or in part without prior consent of TD Ameritrade. This call will cover December quarter earnings results for Ameritrade's Holding part and this call also marks the close of the TD Ameritrade transaction, thus will also provide an update on the integration, synergies and outlook for TD Ameritrade. Please note that moving forward our ticker symbol remains AMTD and you will continue finding -- you will be able to continue finding our corporate information at AMTD.com.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

At this time, I will turn the call over to TD Ameritrade's CEO, Joe Moglia, who will be followed by TD Ameritrade's CFO and CAO, Randy MacDonald.

JOE MOGLIA - CEO, TD AMERITRADE

Thank you, Donna. Good morning, everybody and welcome to our last conference call for Ameritrade as a stand-alone entity and for our very, very first conference call for TD Ameritrade. What will happen this morning that will be a little bit different in terms of emphasis from other calls is that Randy and I will both go through the quarter relatively quickly, and we will spend the majority of our time talking about what happens post close and with regard to the integration.

As far as the quarter goes, we came in at $0.21. If you exclude the one time -- the charge from the Knight hedge, that would be $0.22. If you took the time to actually normalize the quarter with regards to the amount of business days versus the last quarter, we actually would have had the best quarter in our company's history, although just by a smidge. Our net income number was $86 million, our pretax income came at 140 million; the pretax margin was 51%. That is the eighth consecutive quarter in a row we have had pretax margins over 50%. I remember it wasn't that long ago when we hit the 40% mark and people said you think it is possible to be able to hold that. That pretax margin ranks us amongst the top of overall businesses in the United States and is something we are really very proud of.

Our operating margin is 178 million or 64%. Our EBITDA is 148 million and this number will become very, very actually becomes more important to us going forward because it demonstrates our ability to pay down our debt. We had record revenues of 277 million. At our trades for the December quarter came in at 156,000 and by the way, TDWaterhouse numbers for the quarter was around 75,000, that would give us around 227,000 for the December quarter. So far in January we are averaging around 200,000 trades a day, if you include TDWaterhouse the number starts to approach 300,000 trades a day. That is for January.

Annualized ROE for the quarter was 22%. We opened up 61,000 new accounts at a cost per account of $435. Rather than wait till later I want to address this now, that is greater than what our normal cost per account spend would be as I think you all immediately recognize. The reason for that improves incremental investment that we wanted to make in terms of laying the foundation for a TD Ameritrade down the road with regards to more of an emphasis on the long-term investor, more of an emphasis on long-term products, Amerivest, et cetera.

We also want it to help us with regards to the repositioning of our brand, I will talk a little bit more about that later on, but that is the reason why the cost per account is higher than normal. Through the quarter we closed 39,000 accounts and we wound up with a net new account number of 22,000. Our qualified accounts are about 1,722,000. TDWaterhouse's qualified account number by the way is comparable to that and both companies together it would be a little over 2.3 million qualified accounts. Our assets for the quarter came in at 85.5 billion, up a touch and our cash per client actual results were up a touch at 15.6 billion. When you add TDWaterhouse's assets to ours that is an incremental about 160 billion; so consequently as of today our client assets are at 245 billion or as I'd like to start to say almost a quarter of one trillion.

Now that is it for me as far as the quarter goes unless you have questions later on and then we will give you more color. What I really want to spend our time on is talking about TD Ameritrade right now. We have already paid the $6 dividend. We are proud of that, certainly one of the largest ever paid per share in the history of Wall Street, and congratulations to those investors that received that dividend.

We are also increasing our synergy number from 578 to 678. Randy will give you greater color on that, but for the time being we are leaving the marketing save intact at 50 million, the operational expense synergies at 328, but we are increasing revenue opportunity from 200 to 300 million. We are also

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

reaffirming that it will take us about 18 months, six quarters, to actually complete the integration. That takes us to the September quarter of '07.

Now I want to talk a little bit about the philosophy that management is going to have at TD Ameritrade going forward with regards to the integration. In the past, I have always said to you from day one that I expect you to hold us accountable for the results that we deliver quarter-to-quarter, that we will always try to balance that with where we think we want to be 24 months hence. And that is the rolling 24 months versus this quarter or next.

We're going to change that a little bit with the integration. And what we believe is absolutely in the best long-term interest of our shareholders is that we have a really strong run rate and a really, really strong execution on our client segmentation strategy coming out of '07 going into '08. So as far as the integration goes, especially over the span of the next 12 months or so, if we believe we need to make a decision that will make us stronger for '08 we will make that decision.

Now with regards to the integration itself; we are going to constantly reference going forward, three categories for the integration. The first of which is creating a new TD Ameritrade. First, as far as management goes there is an old chart in your appendix and feel free to look at that at your convenience. The office of the chief executive will remain intact; we have Chris Armstrong, former vice chairman of Waterhouse and former -- as of yesterday -- former CEO of Waterhouse. He will join Randy, Asiff and I and have responsibility for our marketing and sales.

We have the entire management team is fully committed to where we are headed and fully engaged in terms of what we have to do. And we are going to give you more color on the next call with regards to my contract and our overall compensation strategy. Now I would like to remind you, that is the same core team that has successfully had seven integrations and seven acquisitions so far plus we have added talent from TDWaterhouse.

Now with regards to the Board. There will be 12 seats overall on the Board. Three will be in the hands of the Ricketts family; Joe will continue to be Chairman of the firm. Five will be in the hands of TD Bank Financial group; Ed Clark will be the Vice Chairman of the firm. I will be on the new Board and we will continue to have three independent directors in Glenn Hutchins, Michael Fleisher, and Dan Cook.

Now I would like to give you just a touch of color on the four TD directors that you may not know as well. Fred Tomczyk and Dan Marinangeli are both on the senior executive team at TD Bank Financial group. Fred is Vice Chairman of overall operations. Dan was the former CFO and he is currently head of the business development. Mickey Cohen has a legal background and he is currently on the Boards of TD AIG, Lafarge, Barrick Gold and Premcor. And Bill Prezzano is retired Vice Chairman of Kodak and he is also on the TD Board. Prior to going on what I would like to be able to say the management's perspective we want to make it a point to thank Mark Mitchell and Mike Bingle who are now stepping down as members of the Board for the invaluable leadership and guidance both of them have provided us with over the span of the last several years and several months.

Now with regards to the financing. There was a tremendous amount of due diligence that took place here as you can well imagine. Both on the part of the rating agencies and the entire institutional fixed income investment community. Our ratings are BB, BA1; term B was 1.65 billion, [determining] two times oversubscribed. We began at LIBOR plus 175 and we were able to cut that back to LIBOR plus 150. It has got a seven-year term. Term A is 250 million; it is at LIBOR plus 150 for a six-year term. And one thing that I think is very important -- please be aware that we can pre pay down either one of those terms anytime we want to with no penalties whatsoever. The revolver is five years also at LIBOR plus 150, and frankly we want to thank the overwhelming support that we have seen from the fixed income institutional community.

Now with regards to Knight, we wound up unwinding that hedge and we decided to sell off the residual and the bottom line as we have a profit of $78 million. That will be $0.09 and in effect, unless you need an

[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

explanation of that which we will be happy to help you with, going forward it is probably the last time we talk about Knight.

Now, the second part of the integration talks about our ability to actually realize our synergies. I've already mentioned that we have improved our revenue number from a 200 million to 300 million. Randy will give you more color on that in a couple of minutes. With regards to the call center as of today we have five of them. We are going to shut down two. We are keeping Omaha and Fort Worth retail business and we are keeping San Diego for our advisory business. We believe that this will enhance our overall efficiency and certainly will contribute to our overall expense savings, as well with regards to those synergies.

With regards to the clearing effort, our objective is to combine the best of the functionality and execution of both firms. We will benefit from Waterhouse's long-term investment product suite, their advisory platform and their suite functionality. At Ameritrade, we will keep our Accutrade a functionality in products and our [auto] writing. Now our back-end links have data warehouse. The reason why that is important is because that will be able to help us, we believe, do a better job with our precision marketing efforts and our client relationship management systems down the road. We will be eliminating the outsourcing that currently takes place at Waterhouse. We will be moving to the Ameritrade platform and we expect the retail part of the conversion to be done within about 12 months and the advisory part of that to be done within 18 months. And this will be where we will get the bulk of our expense synergies. Now the Ameritrade back end as we have said before is both proprietary and it is significantly scalable. It is what allows us to be a low-cost producer and it gives us the ability as a management team to be nimble and move quickly in the marketplace. We have said before and we will continue to say, we believe that is a competitive advantage for us.

Now, with regard to the capital markets business, Waterhouse believes in internalization and had believed in internalization and market making. Ameritrade, we believe in agency only and not taking any proprietary risk. We have made the decision that we are going to sell the Waterhouse capital markets business, and we are going to go with the Ameritrade model. We believe that ultimately that is what gives us our best economics with our lowest risk for our shareholders and still gives us the best execution for our clients. We expect that to be completed sometime over the summer.

Now with regard to our overall growing the business as far as the integration is concerned, I have alluded to this in the past. With the TD Ameritrade deal is by no means just about our ability to be able to create significant incremental synergies, but the ability to be able to create significant incremental economics. It is about and it is very much about -- and the honest desire of the management team to be able to deliver this to you. It is about growth and diversification, it is about market share, it is about our client segmentation strategy and having a strong sales organization as well as a marketing organization.

Let me discuss the branches. John Bunch from Waterhouse will these for us. Today we have 144 branches with 600 employees. That number will immediately and very quickly go to 100 branches with 530 employees. However, I want to be able to point out with an emphasis on the long-term investment and with our emphasis on becoming a great sales organization. Our objective is not to take those resources and just save those. Our objective is to redeploy those resources to branches where we feel there is greater opportunity for growth and where the demographics make sense and we think we have an opportunity for growth but we don't have a branch, we would look at opening new branches.

So needless to say, (indiscernible) will be redeployed elsewhere. Our focus for the branches would be asset growth, new account openings and the individuals in those branches would be paid for performance on those basis. Reinvestment centers will also be run by John Bunch. We have three of those; we are keeping all three and our anticipation is that we will grow that. Our focus in the investment centers is not to open a branch but primarily -- I'm sorry, it is not to open an account but primarily provide sales, products and service for the long-term investor, the long-term investor community (technical difficulty) from the United States.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

With regard to independent advisers, remember we have three client segments; the active trader, the long-term investor. As far as the advisers go, we want the people who want to go after the individuals who want an SE, and we want to go after the SEs who are and want to be independent. We believe that we already have a strong foothold in that market today but we also believe that it is one of the fastest-growing segments with that financial spot within financial services in the United States today. And our objective is to leverage our low-cost platform and our ability to be able to move quickly, and we believe that that will allow us to take overall share.

Now with regards to -- I would like to -- I'm sorry -- the grand launch and the overall value proposition. I want to treat those things together, and the reason why I want to do that A) we are linked anyway, and we are looking to roll the brand and our value propositions out together sometime this spring. And I know whenever I use the seasons, and you try to hold me to a specific date. I'm not going to do that. Sometime this spring our anticipation is that we will roll out both of these. Until then, the legacy Ameritrade and legacy TDWaterhouse will still function not as separate businesses, but as separate brands in the marketplace. One of our significant priorities here is retention of both legacy Ameritrade and legacy TDWaterhouse clients so want to do everything we can to not disrupt the client experience with them. So the client experience is that we stay very much the same with all of our clients. And over the span of the integration, we will gradually come together and we will start to deliver our product gaps that exist with one platform that don't exist in the other where clients have a significant interest. We gradually bring the clients together at some point in the future, i.e. over the span of the next 12, 18 months to a single platform that offers the best of what Waterhouse and legacy Ameritrade and legacy Waterhouse offer today.

When we roll out our brand you are seeing now for the first time our new label, the intent of that label is to represent the best of both of the previous brands. We want our brand to be representative of both the individual that trades and the individuals that are longer-term investors. Our objective is not to put any investor in a particular box. We want to be able to provide these investor community with a full-spectrum brand, a full-spectrum of choice from the individual that wants to do it themselves on a truly online do-it-yourself experience to the long-term investor, to the individual that wants a relationship with a branch, to the individual that actually wants to give their money to somebody else to manage. We want our pricing and our value propositions to be simple and transparent, and we want our clients to feel confident and in charge of what they want to do with their overall financial responsibilities.

The value proposition, the focus will be on our new transaction pricing for both the active trader and the long-term investor, along with the products and the services that we offer those segments. For the active traders we want to go after all of the active traders in the United States. For the long-term investor, our focus again is on the mass affluent long-term investor in the United States. You have heard me talk about those members before; we believe that the net potentially is around a 12 to $15 trillion market. And I firmly believe that it is not just one of the largest but it is also one of the most underserved investor segments in the United States. We will be aggressive going after that as well. More on that in the spring.

With that let me turn it over for greater detail to Randy.

RANDY MACDONALD  - CFO, TD AMERITRADE

I'm going to cover two topics. The first one will be the color on the December quarter and then the second thing will be the guidance for the new TD Ameritrade in the next seven quarters. Before I do that, before I get started with that I think it is important to reiterate something that Joe said. Not only did Ameritrade deliver record net revenues of 277 million, but Ameritrade achieved one of the highest pretax margins in the country for any public business in any industry. And Ameritrade has done that on a very consistent basis as Joe mentioned, this is the 8th consecutive quarter of 50% or better pretax margins. And then lastly had this quarter been the same number of business days as the September quarter then this would have been a record quarter for EPS excluding Knight. I'm not even excluding the 18 million or nearly $0.03 of field related expenses that we recorded in this current quarter.

[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

So I get started on the current quarter by referencing slide number 5 entitled Record Revenues. Let me begin by walking you through the details of these record net revenues. What I have done is the format for this slide is it is three sections along the vertical access, so let's start with the transaction based revenues then asset based and then other. Then across the top are three time frames, so the December quarter, the current quarter, the last quarter September and then the same quarter last year.

Starting with transaction based revenues if you take the trades per day times the commission rate times the number of trading days which are at the bottom of the slide, that equals your commission revenues. In the December quarter we had three changes from the September quarter. With 5.5 less trading days and then that was offset by 10,000 more trades per day, about 7% increase and then higher commission rates, about $0.28 per trade and this rate was above our guidance and that was primarily due to a favorable mix of business being conducted in options trades. The net results of all of that was there was little change in commission income.

Now turning to the asset based revenues; if you take the balance of this, multiply that by the rates times the number of interest days which again is at the bottom of the page that gets you to your net interest revenues. Now in comparing the December quarter with September quarter we start with assets on our balance sheet. Those balances were down 300 million. Plus we had six less interest days and then that was offset by rates being up 19 basis points that the Fed moves, so we had a net net, an increase of $2 million.

Cash and client cash balances were below guidance and that was because client investment decisions moving cash into money market funds. Turning now to our sweep assets and that is by the way is included in our other revenue on the incomes statement, and for Ameritrade that would just include our money market funds. Those balances were up 400 million and that was offset by six fewer interest days and a 3 basis point drop in rates. The drop in rates was due to a mix of funds that clients select. Net net the result is no change for September. Then for mutual funds and other revenue it was virtually unchanged.

Let's turn now to the next slide which is titled Outstanding Pretax Margins. At first glance it would appear that the expenses before advertising have been creeping up, and if we exclude the nonrecurring and the deal related expenses that really are not. If we were to restate the last two quarters to exclude the nonrecurring items each quarter would be about 81 million. And both these quarters would be an improvement over the same quarter last year even with net revenues increasing. In the December 2005 quarter there were 18 million of nonrecurring items and that was principally caused by three things. The first was about $5 million of lease cancellation costs and that was a result of the deal and then other rent expense adjustments. And that was all recorded in occupancy equipment.

Next we had $6 million of payments to lawyers, accountants, other consultants related to the deal and that was recorded in professional expenses. Then we had $3 million of severance and options expense included in compensation expense. Now the options expense that relates to the new FAS 123R accounting and I will note that that will end in the September '07 quarter. In spite of this extra 3 million in employee compensation we actually came in below our outlook range. And as the closing of the TDWaterhouse deal moved into January of 2006 we didn't have to ramp up the people in the call centers as quickly as we originally planned. Also in comparison to the outlook statement, clearing and execution came in below the range, and that was primarily due to rate changes with NASD fees. Let's now take a look at the revenue opportunities slide.

An original gross synergies of 578 million included 200 million of revenue opportunities. As Joe just mentioned we are increasing our revenue opportunity expectations by $100 million so the total is now 678 million. When you look at this slide you will see that the lower, the more inclined line that is the large yield curve that existed when we announced the deal back in June. The rates we were getting for overnight investments were about 2.75%. The upper, the flat line is the recent yield curve. After $0.06 increases since March, our investment portfolio now gets us about 4.25 and that is without having to extend our

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

investment portfolio to a two-year duration. Our original goal was to capture the additional interest rate in two-year money by extending that investment portfolio out to two years and capturing 200 million in additional interest income. That way the asset duration would then match the deposit duration of about two to three years. At the time of the deal, overnight rates for said funds were 2.75% and the two-year risk-free rate was 3.18%, or spread of about 106 basis points. Since the overnight, the Fed funds rates have risen to 4.25%. So this is higher than what we would have gotten had we extended our portfolio out to two years at 3.81%.

Our strategy is to continue to maximize on opportunities and minimize our risk. Let's now turn to the next slide, slide 8 which is titled Revenue Details. This is our revenue guidance for the next seven quarters and what we have assumed is there will be no further Fed action on interest rates, no change in activity rates of our clients, and modest new account and asset growth. Now, we have the three major sources of revenue down the vertical access again, the transaction-based, the asset-based and other. Along the horizontal access I have four columns. There is Ameritrade legacy for the last 12 months of December, there is the new combined company for the last 12 months December, and then the next two columns those are the midpoints of our range in the outlook statements for fiscal year '06 and fiscal year '07. Fiscal year '06 column will generally be smaller than the last 12 months of December and the reason for that is that the fiscal year '06 includes legacy Ameritrade for four months yet the new TD Ameritrade for eight months. For example, let's look at trades, the commission rate, balances and other revenues. They are all smaller in the fiscal year '06 than the last 12 months for the combined company.

However, the opposite is true for interest rates as the fiscal year '06 column begins nine months than does the last 12 months December column. So therefore the rates are higher for fiscal year '06 as they reflect a fuller year in fact of the said increases. Looking at the activity rates, the activity rate for legacy Ameritrade is 4.1%, and that was higher than TDWaterhouse. So when you blend those rates for the combined last 12 months December, it is lower or 3.9%, and that will be the rate going forward. The 3.7% rate for the last 12 months December for the combined companies is lower than 3.9%, and that is because the TDWaterhouse year-end ends in October. So these numbers don't include the most recent November, December activity rates which were higher than the November December rates one year ago.

And then lastly, other revenue which includes items such as the maintenance, the (indiscernible) fees, reordering fees, etc., that all deteriorates by 19 million as a result of our pending sale of the capital markets business. Let's now turn to expense synergies. What I want to do is reground you on the details of the 378 million in gross expense synergies and that is shown in the second to last column.

We plan to deliver 328 million from expense excluding advertising and then 50 million from advertising. These expense savings are primarily related to scale savings and very few come from rate decreases. Therefore they are primarily reductions in fixed expenses, so let's look at the last two rows. For the third and the last columns we calculate the variable expenses as 15% of net revenues. Subtracting those variable expenses from the total expenses excluding advertising, that is what gets us to our fixed cost structure. Our goal is to reduce the 661 million of fixed expenses to 333 million of fixed expenses and the 18 months after close or by the September quarter of '07.

I would like to turn to the next slide and this is a line graph of the revenues and the expenses baseline for fiscal year '06 and fiscal year '07. As with the Daytek integration we will provide you with our revenue and expense expectations over the course of the next seven quarters so you can easily track expectations and progress. Then we will update quarterly and we will discuss with our regular earnings updates. We start with the baseline fixed cost of 661 million from the last 12 months ended March, and our objective is to reduce those fixed costs by 328 million in 18 months and that results in 333 million fixed cost, or about 83 million per quarter. So essentially we will declare victory when the quarterly fixed cost run rate reaches 83 million by the fourth quarter of fiscal year '07.

Now let's go to outstanding pretax margins, slide 11. Now in summary legacy Ameritrade expects to go from 1 billion in revenues and 55% pretax margins to seven quarters later revenues at 2.1 billion and 56% pretax margins. That is evidence of the power of our operating leverage and this is all while we are

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adding a national branch network. The fixed expenses for fiscal year '07 are expected to be 355 million. Since we expect a run rate of 333 million by 4Q of '07 that is another 22 million of annual expense synergies that will show up for the full fiscal year '08. Fiscal year '06 also includes a gain on Knight of 79 million or $0.09 of EPS. That will be recorded in the quarter that we are in now, the March quarter. We had the original gain on the sale of the [forward] of Knight. The original economic gain there was 39 million, and then we have been recording unrealized losses on the quarter -- on the collar, rather - - in the past couple of quarters and that was 32 million. That reverses and then the remaining part of that gain is we added 704,000 shares left over and we sold those and that was a gain of 7.5 million. So you add those all together and that is how you get your 79 million.

Let's now turn to the next slide and that is the EPS for the next 12 months so the 12 months after close. Now we have looked at the consensus estimates of $0.93 and we noted that some of you have various assumptions for the interest rate spreads or the client activity rates or new account and asset growth. Then also some analysts have used a fiscal year and some have used the 12 months after close. We wanted to be clear here and tell you that our outlook statement is for fiscal year '06 and that includes the four months of Ameritrade standalone plus the 8 months of the new combined company. That is depicted in the top or the horizontal graph on the top line. But for fiscal year '06 we are guiding to a range of $0.73 to $0.91 with a midpoint of $0.82 and of course that all excludes the gain on night I just mentioned. The bottom, the horizontal graph there looks at the same EPS but it is for the 12 months after close. So January 25th of '06 through January 24th of '07. A range of the EPS guidance for the first 12 months after close is $0.80 to $0.98 with a midpoint of $0.89. This midpoint would make the deal $0.07 accretive even in the first 12 months after close.

Let's go to the next slide titled Non GAAP EPS, slide number 13. We will be taking on debt of $1.9 billion. One of the reasons we are confident in our ability to repay this debt is we expect to continue producing large amounts of cash flow, and in order to better reflect the ability of Ameritrade to repay this debt, we are introducing a new financial measure that the Company is going to utilize. This is another important measure of our financial performance and our ability to generate cash. We calculate the metric. We start with GAAP EPS and then remove three items. One is the non-cash amortization of the acquired intangible. The second one is the debt financing, and then the third thing would be anything unusual such as Knight.

We originally reported we would be using 614 million of diluted shares, but after conversion of the option plans that credit them with the dividend, we are using 621 million diluted shares. In fiscal year '06, there is already a $0.05 difference between GAAP and non-GAAP EPS. In fiscal year '07, that GAAP grows to $0.14 or an 11% difference, or $1.15 to $1.28. So we believe that non-GAAP EPS is a good reflection of the cash generating ability of the combined company.

Let's now turn to the GAAP sensitivity slide and our new guidance for fiscal year '06 and fiscal year '07 can be found on our corporate Website. Donna mentioned everything is still at AMTD.com and I would like to briefly review the sensitivity analysis that we provide in addition to our outlook statement. The range for the combined company is $0.82 to $1.00 for fiscal year '06 and this assumes an activity rate range of 3.4% to 4.4%. Excluding the $0.09 impact of Knight the range is $0.73 to $0.91. And then the range for '07 is $1.03 to $1.27, assuming the same activity rate range of 3.4 to 4.4%. Though we are not as dependent upon trading revenue, it does currently produce the most volatility in our earnings stream. As we continue to move forward with moving to more stable asset-based revenue streams, we will consider adding changes in assets as another sensitivity table in the future. I will now turn the call back over to Joe.

JOE MOGLIA - CEO, TD AMERITRADE

Thanks, Randy. Under the category with regard to the integration of creating the new TD Ameritrade two other things that I wanted to cover. The first is the TD tender. When we announced the deal in June Citibank Financial group was very confident that a tender at 16 was legitimate incremental value to the

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marketplace. Clearly since then the response that has taken place in the market that 16 is not as attractive as what it would have been eight months ago. As part of the deal TD has a legal obligation to tender at 16, but still would have that obligation and their plan because while they are well aware that a tender of 16 is not going to attract much stock at all, by tendering at 16 it relieves them of their legal obligation and they factor in, frees them up to go ahead and buy TD Ameritrade stock in the market place price over the span of the next 12 months. Their intent is to get to at least that 37.5% ownership TD Ameritrade and that is important because it also allows them to keep their fifth Board seat. That is what is going on as far as the tender goes. Now I also wanted to give you a little bit of color with regards to the shareholder approval that we actually had on the deal. I do want to thank you for the overwhelming support we shared with regard to the deal. But I also want to give you a little bit of color on the proposal, on the Ameritrade 1996 long-term incentive plan.

Our only intent with that proposal was to consolidate the old Daytek plan into ours, but that plan happened to allow for the cancellation and the regrant for underwater options. For what it is worth, in the 30-year history of Ameritrade that has never been done. It is something that I personally have never believed in. I continue not to believe in and I would never bring that type of recommendation to our compensation committee of the Board. And were I to do that, the compensation committee would probably shoot me in the head. So, while the proposal comfortably passed the Board has already approved an amendment to actually address this and that will be addressed at the annual shareholders meeting in March. That is it on our end and with that, operator, we would like to open it up to Q&A.

QUESTION AND ANSWER

OPERATOR

Richard Herr, KBW.

RICHARD HERR - KBW - ANALYST

Congratulations. Maybe just start off a little bit -- just a little clarification on the sweep relationship you're going to have with TD Bank. I'm sure it's in the guidance, but is there anything you can add on what the revenue sharing relationship will be between yourselves and TD Bank on the money that's swept over?

RANDY MACDONALD - CFO, TD AMERITRADE-

Yes, Rich, this is Randy. The way we've disclosed that in the outlook statement is it is a separate line, so you'll see that we've now categorized things according to whether they are on our balance sheet or they're swept. So there are two things that we're sweeping and you'll see one line is the money market funds and the other one is the FDIC sweep; so we have delineated both of those for you. And so what you see is the net spread that we receive from the bank sweep. So we're not giving you the gross that's happening within the sweep, we're giving you the net spread.

RICHARD HERR - KBW - ANALYST

Okay, that's very helpful. And any update at all on Amerivest and the role you see that playing in the new company?

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JOE MOGLIA - CEO, TD AMERITRADE

Rich, I think Amerivest plays a critical role in TD Ameritrade going forward as part of our emphasis to (indiscernible) as a long-term investor. But we're going to give you more color on that with the brand relaunch and the value propositions later in the spring.

RICHARD HERR - KBW - ANALYST

Okay, just one more question on pricing. I know you said you're going to address it, but just looking at the outlook statement, it looks -- my pricing for the Company is a little higher than the guidance was for legacy Ameritrade. Is there anything you can give us on that? I know you had talked about the possibility of addressing different segments; anything you can give us on the pricing dynamic there.

JOE MOGLIA - CEO, TD AMERITRADE

The color I can give you is that when we roll out the brand relaunch and we roll out the value propositions, we'll specifically be focused on both the active trader -- or the transaction price -- for both the active trader and the long-term investor and couple that with the suite of products and the type of service (indiscernible) the active trader and the long-term investor. I can't give you specific color on numbers, but we will be giving you that in the spring.

RICHARD HERR - KBW - ANALYST

Okay, thank you very much.

JOE MOGLIA - CEO, TD AMERITRADE

Thanks, Rich.

OPERATOR

Prashant Bhatia, Citigroup.

PRASHANT BHATIA - CITIGROUP - ANALYST

Just can you talk about the back office integration at TD and maybe compare it to the level of complexity that the Datek integration involved?

JOE MOGLIA - CEO, TD AMERITRADE

Yes. When we did the Datek integration, I'd remind you, back then we did not even have a Chief Information Officer. And Datek had a number of things that they were religious about that they felt very, very strongly about as did the technology group at Ameritrade. The fact of the matter is that entire effort had to be rebuilt.

When we look at what TDWaterhouse has versus what we have, for the most part it's just a matter of fitting those things together. And we've had our CIO and our Chief Operating Officer in place now since --

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for quite a while and we're confident that the actual back office integration should be easier for us than what the Datek was.

RANDY MACDONALD - CFO, TD AMERITRADE

There's one other element that makes it easier which is that Waterhouse outsources their clearing to ADP and we've had -- this is our eighth integration and we've gone through that with ADP a number of times now. So we have a pretty well worn cookbook on how to do that.

PRASHANT BHATIA - CITIGROUP - ANALYST

Okay. And in terms of when we look at the expenses that you forecast out for us, when does that integration get completed? Is that in the first quarter of '07?

JOE MOGLIA - CEO, TD AMERITRADE

It should be the September quarter of '07. So look at it 18 months in effect from today or February 1st takes it to the September quarter.

PRASHANT BHATIA - CITIGROUP - ANALYST

Okay. So the real run rate for expenses, when we think about it, should start after that?

RANDY MACDONALD - CFO, TD AMERITRADE

Yes.

PRASHANT BHATIA - CITIGROUP - ANALYST

Okay. And also, in terms of branches, you said you're going down to about 100. Do you have a target in mind as to what you might come back up to?

JOE MOGLIA - CEO, TD AMERITRADE

Prashant, no, we don't. I think it's a matter of we're not going to look at targets per se because then what we're going to try to do is just hit that target. And at the end of the day, if we have a brand that is not delivering what it needs to deliver we'll close that branch down, and if we've got other branches that we should in effect grow or increase the size we will do that and we won't hesitate to open where we think it makes sense. So we don't know if three years from now we're going to have 200 branches or 70, but every branch we have will be a branch that we believe will be productive.

PRASHANT BHATIA - CITIGROUP - ANALYST

Okay, great. And just finally, in terms of attrition what have you seen from the TD side since you announced the deal in terms of assets or client account?

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JOE MOGLIA - CEO, TD AMERITRADE

As far as TDWaterhouse goes, we've seen the same type of historical attrition that they have always seen. We haven't seen any change over the span of the last six or seven months. And going forward, remember, as part of our assumption, at least for the first 12 months post close or going forward, we were more aggressive with regards to potential attrition as far as our assumption goes.

PRASHANT BHATIA - CITIGROUP - ANALYST

Okay, great. Thank you.

OPERATOR

Kyle Cerminara, T. Rowe Price.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

Congratulations on closing the deal.

JOE MOGLIA - CEO TD AMERITRADE

Thank you, Kyle.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

A question on the LIBOR plus --.

JOE MOGLIA - CEO TD AMERITRADE

Kyle, can we switch this around? I would like to ask you three or four questions about us?

KYLE CERMINARA - T. ROWE PRICE - ANALYST

We could do that. Well, I wanted to ask you, on the debt offering that you closed -- you mentioned pretty explicitly that there are no prepayment penalties. I'm curious as to what you think the appropriate capital structure for the new TD Ameritrade will be on a go-forward basis and whether you might -- you're going to generate a lot of free cash flow over the next 12 months, the next 24 months -- whether you might consider paying at off? It seems like there's a lot of earnings leverage there.

JOE MOGLIA - CEO TD AMERITRADE

Right now the priority for us is to pay off that debt. So the priority going forward as of today is that we would use that cash flow for that purpose. In terms of (indiscernible) the capital structure, in effect we will be working toward going to a debt-to-equity ratio of zero, but at any point where we think it makes sense to relever the Company, we think that's ultimately going to be in the best interest of the shareholders, we

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won't hesitate to do that either. So remember from this type of conversation in the past, we don't really have a specific target on that. And the new Board will probably have some strong opinions on it as well.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

That takes me to my next question. The opportunity to relever the Company in the future sort of indicates that there could be future consolidation opportunities. And I'm just curious, you've got a big integration coming the next 18 months and when do you think timing is right to pursue another deal?

JOE MOGLIA - CEO, TD AMERITRADE

Well, depending frankly on the opportunity, if we thought we saw the right timing tomorrow we would do something tomorrow. Having said that, any decision we make we'll never not take into account the criticality of our delivering on the current integration for TD Ameritrade. So priority number one is to deliver on TD Ameritrade as far as this integration goes, but priority number two, if there's the right opportunity we would pursue that. If indeed we do pursue that I am telling you right now that I would still expect you to hold us accountable for our integration and I would expect you to hold us accountable for the success of whatever the new deal would be down the road.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

Great. One think, you said your guidance does not assume any Fed funds. So meaning that you're assuming a Fed fund at 4.25 and nothing higher than that?

JOE MOGLIA - CEO, TD AMERITRADE

That's correct.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

And so there's additional earnings leverage if we hike -- at the next meeting or the next few meetings?

JOE MOGLIA - CEO, TD AMERITRADE

Correct.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

The other thing, on Amerivest, and not just Amerivest but on your pure asset gathering potential with the branches and the opportunity there, are you assuming any revenue potential from Amerivest other than what you already have?

JOE MOGLIA - CEO, TD AMERITRADE

No.

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                               TD Ameritrade/TDBFG Earnings & Closing Conference

KYLE CERMINARA - T. ROWE PRICE - ANALYST

But there are I guess some expenses associated with Amerivest, the rollout and with the asset gathering. Is that in this new guidance?

JOE MOGLIA - CEO, TD AMERITRADE

Yes.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

So all the expenses, none of the revenue opportunity right now?

JOE MOGLIA - CEO, TD AMERITRADE

Bingo.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

And I missed where the additional -- 100 million of additional synergies are coming from? Is that from the Fed funds essentially?

JOE MOGLIA - AMERITRADE - CEO

Correct.

KYLE CERMINARA - T. ROWE PRICE - ANALYST

Okay, great. Well, thank you for taking the call. Any questions for me?

JOE MOGLIA - CEO, TD AMERITRADE

Yes, I'm interested in your superbowl pick. Well? Thanks, Kyle.

OPERATOR

Mike Vinciquerra, Raymond James.

MIKE VINCIQUERRA  - RAYMOND JAMES - ANALYST

Can you possibly comment on -- you said you're selling the capital markets business. Not talking about how much you might get in terms of a gain, but roughly what kind of capital is tied up in that business, what might you be able to free up for some other uses?

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RANDY MACDONALD  - CFO, TD AMERITRADE

There's really no capital tied up. It's negligible, Michael.

MIKE VINCIQUERRA  - RAYMOND JAMES - ANALYST

Moving on then. The commission rate, you've mentioned I think option levels have been rising which is obviously positive, we've heard the same thing from eTrade. Can you talk at all about where that stands in terms of a percentage of your trading volume today and what kind of trends we've been seeing over the last couple quarters in that regard?

JOE MOGLIA  - CEO, TD AMERITRADE

It's about 9%.

RANDY MACDONALD  - CFO, TD AMERITRADE

It's about 9% of our trades, but it's closer to about 20% of our commission revenues.

MIKE VINCIQUERRA  - RAYMOND JAMES - ANALYST

Okay, I appreciate that. And then just one other thing. When you talk about the tender from TD and potentially the Rickett's family, as they're buying in the open markets do they have to file anything with the SEC such that we'll be able to track their activity in the open market?

JOE MOGLIA  - CEO, TD AMERITRADE

Any time they purchase -- intend to purchase 1% they have to file. So even though (multiple speakers) as soon as they have done that.

MIKE VINCIQUERRA  - RAYMOND JAMES - ANALYST

For every 1% there's a filing requirement?

JOE MOGLIA  - CEO, TD AMERITRADE

Right.

MIKE VINCIQUERRA  - RAYMOND JAMES - ANALYST

Thanks very much.

OPERATOR

Rich Repetto, Sandler O'Neill.

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                               TD Ameritrade/TDBFG Earnings & Closing Conference

RICH REPETTO  - SANDLER O'NEILL - ANALYST

First question I guess is for Randy on the revenue. And I think you explained I guess. So the reason why '06 is down from the combined company is because you're layering in eight months of (indiscernible) TD, is that correct?

RANDY MACDONALD  - CFO, TD AMERITRADE

Yes. Yes, exactly, Rich. The fiscal year '06 includes four months of legacy Ameritrade, yet eight months of the combined company. So yes, we take on -- we issue all the shares, take on all the revenues, but obviously take on all the expenses. And then we begin to cut the expenses over the next 18 months.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

I guess -- well, the question is on the revenue synergies, the sweep, is that something you accomplish literally in the first month -- in February after the close here or --?

RANDY MACDONALD  - CFO, TD AMERITRADE

The sweep -- yes, actually what we're saying, Rich, is the sweep is actually not necessary in order to realize most of the 300 million and that's because the Fed rates, the short-term rates have risen so dramatically. Now we're still going to do the sweep, but we don't really need the sweep now because Fed funds have risen all the way to 4.25.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

Okay. So the 300 -- and I guess that was my other question. The 300 million at capture, the much higher level of net interest that you come into the transaction because of the higher rates?

RANDY MACDONALD  - CFO, TD AMERITRADE

Yes.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

Okay. Randy, what are you factoring in as attrition on the deal?

RANDY MACDONALD  - CFO, TD AMERITRADE

Well, if you look at the first year, the net account growth is negligible because we've taken the TDWaterhouse retail business and doubled that attrition rate. So their attrition rate, like legacy Ameritrade, has been about 5% and so we just simply double that in the first year. So there's essentially no net account growth in the first year.

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RICH REPETTO  - SANDLER O'NEILL - ANALYST

Okay. This would be the last thing. Following on Kyle's question. So we're not baking in any debt paydown and I could assume after you went through the pretty detailed run of the GAAP -- non-GAAP EPS, but that amount would be available to pay down the roughly 500 million -- unit would be available to pay down in '06 and '07?

RANDY MACDONALD  - CFO, TD AMERITRADE

We are making assumptions for debt pay down in this model, so I think the question that we answered was more about intent to pay down and ability to pay down. So you should assume that we're using free cash to retire debt. I think that's -- if you look at our expense line, the interest expense line, it does go down and the reason it goes down is because of retirement of debt.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

Is that shown, I'm looking at interest on borrowings and I see -- maybe I'm not looking at the right line yet -- but after the EBITDA line I'm looking at interest borrowings, 93 million in '07, is that the right line?

RANDY MACDONALD  - CFO, TD AMERITRADE

Yes, it is. Now because we incur the debt starting today it's only eight months for fiscal year '06. So if you were to annualize that, Rich, for 12 months then it would obviously be much bigger number in '06. So it does look a little strange but, again, that's because it's only eight months for '06 yet, a full 12 months for '07.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

I understood. I got it.

RANDY MACDONALD  - CFO, TD AMERITRADE

Okay, good.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

My pick is the Patriots in '07.

JOE MOGLIA  - CEO, TD AMERITRADE

You've always been way ahead of the curve.

RICH REPETTO  - SANDLER O'NEILL - ANALYST

I'm trying to stay well ahead of the curve. Thanks.

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OPERATOR

Matt Snowling, Friedman, Billings, Ramsey.

MATT SNOWLING  - FRIEDMAN, BILLINGS, RAMSEY - ANALYST

Good morning, guys. Just a question on -- a follow-up on Kyle's question about interest rate sensitivity here. And it seems like the spread between your margin rates and your cash rates are near all-time highs. So I was wondering if you really have as much leverage if and when the Fed hikes again.

RANDY MACDONALD  - CFO, TD AMERITRADE

We do because the margin loans do reprice, they're indexed to an index rate. They're tied to an index rate. So the margin loans do reprice. Of course the client cash reprices, but there's not a 1 to 1 ratio. The investments also reprice because we've not yet extended the portfolio out to two years, so we've not locked ourselves into anything so they currently reprice. Had we done -- affected the sweep by -- I'm sorry, not just affecting the sweep, but the strategy of then extending the portfolio within the bank by going out to two-year to three-year money for our investments, then those -- had we done that then those investments obviously couldn't reprice because we're invested in two- to three-year money. So there is sensitivity right now for a Fed hike.

MATT SNOWLING  - FRIEDMAN, BILLINGS, RAMSEY - ANALYST

So you actually expect that spread to widen?

RANDY MACDONALD  - CFO, TD AMERITRADE

Yes, yes, I do. Obviously margins can't go to infinity because of market pressures. At some point investors will push back on one of those rates, either what they're receiving or what they're paying. But you are correct, as an industry we're at historical highs and market forces are what they are.

MATT SNOWLING  - FRIEDMAN, BILLINGS, RAMSEY - ANALYST

And maybe a follow-up on -- the 300 million of revenue opportunities in the chart, you said it assumes that you're not going out to the two-year end of the curve. But what happens if we do steepen back two and pick up 100 basis points between the short end and the two-year. Can we think about generating another 200 million in revenue potentially?

RANDY MACDONALD  - CFO, TD AMERITRADE

We would generate more; I don't know that it would be necessarily 200, but yes, that's the concept. If the curve were to steepen then, yes, there is absolutely additional opportunity. We go back then to our original strategy of why we would want to go out to two years to take advantage of that much higher rate of investment, so you're correct. I'm not giving guidance on what that would be, but I think I've laid out in the outlook the balances and the rates such that you could figure that out.

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          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

The other -- my comments ended with I think we're going to start thinking about Ameritrade because we are becoming much more dependent on assets. I think we have to look at the sensitivity to our P&L for either balances or rates. So we're going to endeavor to do that.

MATT SNOWLING  - FRIEDMAN, BILLINGS, RAMSEY - ANALYST

And one quick question. In terms of your relationship -- the sweep relationship with TD, who's assuming the interest rate exposure?

RANDY MACDONALD  - CFO, TD AMERITRADE

That would be the bank. That would be TD Bank USA.

MATT SNOWLING  - FRIEDMAN, BILLINGS, RAMSEY - ANALYST

So regardless of where rates go and the shape of the curve you're going to get those -- you have a lot on the spread?

RANDY MACDONALD  - CFO, TD AMERITRADE

No, I wouldn't go that far because this is a two-year duration strategy. So in the 25th month, depending on what rates are, what the curve looks like, I can't predict that that's forever.

MATT SNOWLING  - FRIEDMAN, BILLINGS, RAMSEY - ANALYST

All right. Well, I'll follow-up with you.

OPERATOR

Patrick Smith, Merrill Lynch.

PATRICK SMITH  - MERRILL LYNCH - ANALYST

Good morning, guys. A quick question on your philosophy for looking out to 2008 and making some of the necessary investments maybe in 2007 to prepare for 2008. Would this potentially entail incremental investment spend that might delay some of the cost savings from the acquisition?

JOE MOGLIA  - CEO, TD AMERITRADE

It's not going to affect what we promised to the overall integration, but if we need to postpone a saving from let's say the first 12 months into the 14th or 15th month and we think that's smart because (indiscernible) later on we'll do that. But we haven't made that decision yet. But keep in mind, Patrick and everybody else on the line, we will give you as much color as we can with the decisions we've made and where we stand and we (indiscernible) in the next quarter at every earnings call. So you'll be regularly updated on that. Right now our anticipation is the schedule is intact, but if we need to reinvest or invest because it's going to benefit us later on we'll to that.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

PATRICK SMITH  - MERRILL LYNCH - ANALYST

Okay, thanks. And then also in terms of the sweep deposit -- the FDIC sweep deposit, have you made any decision on perhaps moving from positive consent to negative consent? Because I remember the original guidance was for 15% of the money market fund sweeps was moving to the deposit sweep. Is that still kind of intact?

JOE MOGLIA  - CEO, TD AMERITRADE

We continue to interact with the regulators on that topic, and we wanted to err on the side of trying to be more reasonable in what may happen with regards to positive consent. So originally we had a 15% assumption; in effect we've knocked that down to zero. So that's a zero percent assumption today, so there's some upside in that number.

PATRICK SMITH  - MERRILL LYNCH - ANALYST

Okay, okay. Thank you very much.

OPERATOR

Howard Chen, CSFB.

HOWARD CHEN  - CSFB - ANALYST

Good morning, Joe; good morning, Randy. Lots of (multiple speakers) through here. Randy, you began your comments talking about Ameritrade's strong operating margins, and at the midpoint of your '07 pro forma guidance margins for the combined company look like they're stabilized in the mid 50% range. But longer-term, if you guys invest in the branches and higher touch aspect of the model, is it safe to say that you've built enough scale in the transaction business that the reinvestment shouldn't impair long-term offering margins from where they are now?

RANDY MACDONALD  - CFO, TD AMERITRADE

I absolutely agree with that statement.

HOWARD CHEN  - CSFB - ANALYST

Okay. And then sorry if I missed this, but how much of that move from 140 to 100 branches is within the $378 million expense synergy number now?

RANDY MACDONALD  - CFO, TD AMERITRADE

Very little. And the reason is, as Joe said, the branches are a strategy of account acquisition or asset acquisition and the compensation plans are pay for performance. So we are going to have metrics and hold the branches to those metrics for the purpose of gathering assets and gathering accounts. Right now in the model I'm assuming that's part of this fixed cost structure of 333 million. Ameritrade legacy, we had about a quarter of $1 billion of fixed cost structure and we're going up to about 333. And so, the easiest

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

way for me to think about that is we've added this branch network and, although Joe is describing this really as almost a variable expense, that it will flex up or flex down depending on whether they're delivering accounts and assets. I'm considering that to be more like part of our fixed cost structure. And we'll think about that going forward -- whether that's really more of a variable expense. Does that make sense?

HOWARD CHEN  - CSFB - ANALYST

Yes, it does. But I guess what I'm hearing is if I think about the incremental margins of the business going forward, if the branch network does really well, it's unclear whether the incremental margins of your combined business is north or south of the current call it 85%?

RANDY MACDONALD - CFO, TD AMERITRADE

Okay, I'm sorry, I misunderstood the question. So the question really is about our gross margin. So our revenues minus our fixed -- I'm sorry, variable expenses of 15%. No, I don't think anything is changing on that front. Our variable expenses continue to be about 15% of our revenue, so -- no, I'm thinking about the branches more on a fixed cost basis, so the extra 80 mil or so between the investment centers and the branches, that's how I get to about 333 of fixed cost.

HOWARD CHEN - CSFB - ANALYST

Okay. So to just reiterate it, if you do as planned and go from say like the current 140 branches to 100 and you don't open any new ones, will that $378 million expense synergy number go up?

RANDY MACDONALD - CFO, TD AMERITRADE

No, it won't. No, it won't because what we've done is we've actually taken the savings from shutting down those branches and eliminating those people. We've actually reinvested it into the remaining 100 branches and we're having more people per branch and we're doing -- so we've reinvested that for now and our goal is to produce more assets and more new accounts.

HOWARD CHEN - CSFB - ANALYST

Okay, that's helpful. On the '06 forward guidance you're expecting the segregated cash spreads to be up 20 to 30 bips, and at the same time the client credit rate paid to be up 20 to 30 bips. But historically you've been able to capture incremental spread when the Fed raises rates. Is this a change in customer philosophy or is this erring on the side of conservatism?

RANDY MACDONALD - CFO, TD AMERITRADE

I think we're still capturing some more spread, but I think that was essentially Rich's question or Matt -- I forget who asked it. But as the Fed increases we do expect to have the assets reprice. The other side of that, the tension is what do customers expect to be paid. In my remarks about Ameritrade legacy for the December quarter we did see an increase in money that was swept to money market funds, those balances went up 400 million. I don't think it was a coincidence that our say cash investments went down 300 million. So I think people are making investment decisions to get higher yields.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

HOWARD CHEN  - CSFB - ANALYST

Got it, okay. And then, you've been helpful, Randy, in the past saying that the legacy Ameritrade -- every time the Fed raises rates it's about 2 to 2.5 cents per share in full-year earnings. How does that shake out in the new combined company?

JOE MOGLIA - CEO, TD AMERITRADE

Howard, it's Joe. It would be about $0.02.

HOWARD CHEN - CSFB - ANALYST

Okay, that's helpful.

JOE MOGLIA - CEO, TD AMERITRADE

Now one thing, Howard, I wanted to add with regards to the series of questions on the branches. I just think for everybody the simple way to look at this is, remember, the branch network and the investment centers significantly enhance our sales capability. So don't look at the branches and investment centers as a way for us to save money, but look at the branches and the investment centers for a way for us to grow our revenues.

HOWARD CHEN  - CSFB - ANALYST

I hear you. I look forward to being able to -- when you guys put out the measurements too and how we can measure the quarter-to-quarter branch profitability and the improvement that you guys can make over time. I think that will be helpful. And then what's driving the ceiling on the investment out to two-year treasuries. In the past, Randy, you've said your deposit duration is about two years. But if that stretches out to two and a half or three years, would you think about matching that asset liability duration and maybe capturing incremental spreads if we had more steepness in the yield curve?

RANDY MACDONALD - CFO, TD AMERITRADE

Yes.

HOWARD CHEN - CSFB - ANALYST

Okay. And then final question. Given two potential parties that could be in the market purchasing your stock over the next 12 months, are you as a company locked out from repurchasing the stock? I realize the emphasis is on debt paydowns, but just mechanically are you guys allowed to be in the market buying?

RANDY MACDONALD  - CFO TD AMERITRADE

Yes.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

HOWARD CHEN - CSFB - ANALYST

Okay, thanks.

RANDY MACDONALD - CFO, TD AMERITRADE

Howard, one other thing that I think I did not understand your question about the credit rates based on the numbers you used. And I think the reason that you're seeing the credit -- it looks like the credit rates are actually going up is that this is the blending -- the TDWaterhouse legacy customers are actually getting -- remember, they're long-term investors and they're a bit more sensitive to rates.

So actually when you take Ameritrade legacy and TDWaterhouse legacy, combine them, that's I think what you're pointing to and that's where you're seeing an increase in rates. But it's actually I think just the blending of the two legacy firms.

HOWARD CHEN - CSFB - ANALYST

Yes, that's exactly what I was trying to get to was is it just a kind of customer mix shift in the combined company (multiple speakers). Okay.

RANDY MACDONALD - CFO, TD AMERITRADE

Right. Yes, it's more that. I'm sorry I didn't understand your question.

HOWARD CHEN  - CSFB - ANALYST

No, no, that's helpful. Thanks again.

OPERATOR

Mike Vinciquerra, Raymond James.

MIKE VINCIQUERRA - RAYMOND JAMES - ANALYST

I just wanted to get a feel one more time on the sweep. When you guys look at it today, if you swept money over to TD Bank would you keep it in short-term instruments being that there's not a whole lot of incentive in terms of steepness of the yield curve to lock your money up or two years or would you not try and play the curve like that and just go ahead and lock it up as you plan with the duration match?

JOE MOGLIA - CEO, TD AMERITRADE

We would probably just move it in the front end right now. But those decisions will get made on an ongoing basis. Our approach to this will be dynamic and our job ultimately is to maximize the potential that that curve gives us.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

MIKE VINCIQUERRA  - RAYMOND JAMES - ANALYST

Okay. And then, Randy, what tax rate should be using looking forward for the combined entity?

RANDY MACDONALD - CFO, TD AMERITRADE

We've been using about -- somewhere between 39 and 39.5.

MIKE VINCIQUERRA - RAYMOND JAMES - ANALYST

Okay. And then just finally, I noted that your marketing spend assumption went up, but I think you were using about a 123 or something before, now it's about 140 [annually], it's about a penny and a half if I tax affect it. What was it that made you decide that you needed to spend a little bit more on that line?

JOE MOGLIA - CEO, TD AMERITRADE

We think that, again, especially the first 12 months we want to make sure that legacy Ameritrade and legacy TDWaterhouse clients are comfortable with their firm being out there. And second, we are going to reposition the entire brand. So we did something similar with Datek. In the first 12 months we increased the marketing spend for that purpose. So brand awareness of TD Ameritrade became something that we want to focus on over the span of the last 12 months and that's why we're doing that.

MIKE VINCIQUERRA - RAYMOND JAMES - ANALYST

Okay. So that may or may not fall off over time, but that's what you think you need to spend initially?

JOE MOGLIA  - CEO, TD AMERITRADE

Yes, and we'll revaluate that on a regular basis, but right now our intent is to spend more rather than less on marketing.

RANDY MACDONALD - CFO, TD AMERITRADE

Keep in mind, Michael, that you have re-signage. We have physical branches we have to re-sign those and we have customer notification. So there's a lot of expense when you do a conversion like this. And so some of that is one time. You're not going to have to re-sign everything.

MIKE VINCIQUERRA - RAYMOND JAMES - ANALYST

Okay, that makes sense. Thanks a lot.

OPERATOR

Ladies and gentlemen, there are no further questions at this time. I would now like to turn the conference over to our panel for any final remarks.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

JOE MOGLIA - CEO, TD AMERITRADE

Once again, folks, thanks very, very much for being on our call. With regards to future calls, we will continue to give you as much color as we can on the integration and we will emphasize to you going forward both our GAAP and our non-GAAP earnings. A reminder that the criticality for us going forward is also what we're going to be able to deliver in 2008 and we will make decisions with that in mind.

And then finally, as far as the Superbowl goes, the pick is Seattle and anybody wants to bet on that don't hesitate to give me a call, send me an email. And again, thanks so very, very much for joining us at TD Ameritrade. Take care, everybody.

RANDY MACDONALD - CFO, TD AMERITRADE-

And that's because Hasselbeck went to Boston College as I did?

JOE MOGLIA - CEO, TD AMERITRADE

Yes.

RANDY MACDONALD - CFO, TD AMERITRADE

Okay.

DONNA KUSH - CORPORATE COMMUNICATIONS, TD AMERITRADE

And just a reminder for those of you who want to listen to the TD Bank Financial Group call should stay on the line; that call will start in about 15 minutes.

(Break)

PRESENTATION

COLLEEN JOHNSTON  - CFO, TD BANK FINANCIAL GROUP

Good morning and welcome to the TD Bank Financial Group's investor presentation relating to the combination of our TDWaterhouse U.S. business with Ameritrade to form TD Ameritrade. My name is Colleen Johnston and I am the CFO of TD Bank. With me today is Ed Clark, TD Bank's CEO, who will give an overview. I will then cover the financial impact on TD Bank based upon the information just provided by TD Ameritrade. This will be followed by questions.

I know that this presentation contains forward-looking statements, and actual results could differ materially from what is discussed. Certain material factors or assumptions were applied in making these statements. For additional information, we refer you to our press release and presentation material, as well as the press release and other materials issued by TD Ameritrade earlier today. These documents include a description of factors that could cause actual results to differ, and can be found on our website at TD.com.

Now I will turn it over to Ed to provide you with an overview.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

ED CLARK  - PRESIDENT & CEO,  TD BANK FINANCIAL GROUP

Thanks, Colleen, and thanks everyone for joining us today. On the TD Ameritrade call, Joe and Randy walked you through Ameritrade's financial results and talked about the financial outlook and integration plans for the new combined company, TD Ameritrade. Colleen and I would now like to give you our perspective from what the new TD Ameritrade means for the TD Bank Financial Group and its shareholders.

When we announced this deal last June, I said we had a clear criteria for going ahead with any consolidation opportunity, and in TD Ameritrade we definitely found the right deal. Seven months later, I'm here to tell you that this continues to be the right deal, the right management team, and the economics of the deal remain very strong. Colleen will take you through the details of the impact on capital, but in simple terms when you work through all of the numbers, we will have been able to do this deal and the TD Banknorth acquisition of Hudson United and still end up with our access capital at the end of the first quarter of 2006 at about the same level as it was at the fourth quarter of 2005.

The deal is also very positive for our earnings this year and next. In fact, TD Bank is on track to more than double the earnings from online brokerage in the United States over the next two years. TD Ameritrade is led by a strong experienced management team with a track record of operating excellence and successful acquisitions. The Company's operating platform is one of the best in the industry, giving them competitive cost advantages. Our focus as Joe has pointed out is about creating short and long-term value for TD shareholders. One of the real strengths of this deal is that it brings together two very complementary franchises, with Ameritrade's proven strength in the active trader segment and TDWaterhouse's strength in the long-term investor and asset-gathering capabilities.

TD also retains 100% control of the TDWaterhouse Bank. As Joe said earlier, this is the right structure for TD Ameritrade, and it is also the right structure for the TD Bank. The structure allows us to participate in the financial benefits that the TDWaterhouse Bank offers TD Ameritrade through our ownership position in TD Ameritrade, and we can continue to govern the TDWaterhouse Bank in accordance with the regulatory, risk management and compliance standards that we maintain for the rest of our banking business and which regulators would expect even if our ownership were less than 100%.

Today also marks the integration of Ameritrade Canada with TDWaterhouse in Canada. The addition of Ameritrade Canada's customers and employees will strengthen our lead as the number one discount brokerage firm in Canada. Finally, let me give you an update on the tender offer. When this transaction began, we said we wanted to add value to the deal by agreeing to offer to buy shares at what was a premium to the market at that time. Clearly, the market has been supportive of the deal based on the increase we have seen in the Ameritrade stock price. This means today it is evident that a tender offer at $16 per share does not really add any value. But we still have a legal obligation to complete the tender offer which we plan to fulfill.

We would like to clear that obligation relatively soon so we are in a position to buy shares in the market opportunistically. As you know, TD designates 5 out of the 12 of the directors on the TD Ameritrade Board. In order to retain the fifth Board seat, we need 37.5% ownership. Assuming appropriate market conditions, our preference would be to reach 37.5% within a year or so.

Before I turn it over to Colleen to take you through the financial parameters, I want to take a moment to thank our TDWaterhouse associates, our new partners at Ameritrade, and all of those TD employees who have been part of this transaction. Change is never an easy thing, and I want to thank everyone for their professionalism, their unwavering commitment to our customers, and for their drive to get the job done no matter what the circumstances. I want them to know all of their efforts have not gone unnoticed.

So my main message to you today is simple. Together, TD Banknorth and TD Ameritrade give us two strong growth platforms in the United States. Through TD Ameritrade and TD Banknorth, we are building

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

a strong TD brand in the U.S. market. We are very excited by our future and look forward to supporting Joe Moglia and his team in realizing the incredible potential of the new TD Ameritrade. Over to you, Colleen.

COLLEEN JOHNSTON  - CFO,  TD BANK FINANCIAL GROUP

Thanks, Ed. So we're on slide 4. I'm going to take you through some of the financial parameters of this transaction now that it is closed. You've just had a comprehensive update from TD Ameritrade. I will illustrate how the earnings at TD Ameritrade outlined in their outlook statement would flow to us. At close, TD owns 32.5% of TD Ameritrade and, as you know, we can buy up to 39.9% in the first three years. We have also acquired all of Ameritrade Canada, which will add modestly to domestic wealth management earnings in 2006.

The net dilution gain on this transaction is approximately US$1.3 billion or C$1.5 billion. This gain is net of C$138 million in taxes we recorded in Q4 of '05. Therefore, in Q1 '06, we expect to record a dilution gain of C$1.6 billion exclusive of this tax amount. I will take you through the gain calculation in a moment.

The combined effect of the TD Ameritrade transaction and the Hudson United transaction is an increase to our net tangible common equity ratio of about 110 basis points. On a pro forma basis, our Q4 '05 net tangible common equity ratio increases from 7.4% to 8.5%. Our tier one capital ratio increases by 140 basis points from 10.1% to 11.5%. These increases do not include any Q1 '06 operating results, but the Q1 increase does include our preferred share issue November 1st.

Post TD Ameritrade close, we continue to consider 7.5% as a more appropriate lower level range for our net tangible common equity in order to accommodate the differing views as to the capital implications of this transaction by rating agencies, and possible changes to regulatory treatment under Basle 2 rules. The accounting treatment for TD Ameritrade, it's a nonconsolidated investment and our earnings will be recorded as a single line item in the income statement starting in Q2 of '06. Because this transaction closed January 24th, our Q1 '06 results will include earnings from TDWaterhouse USA from November 1, 2005 to January 24, 2006. This shortened quarter for TDWaterhouse USA will reduce earnings by a modest amount, about 3 million, or less than $0.01 per share.

As with TD Banknorth, our quarterly reporting will include TD Ameritrade's most recent public quarter, which ends one month prior to our own. Our Q2 '06 ending April 30th will include TD Ameritrade Q2 '06 results ending March 31st, but only from January 25th. This shortened quarter for TD Ameritrade will have reduced earnings by about C$14 million or about $0.02 per share. The impact of the lag in reporting is only over this closing period and will not have any effect after Q2 of '06.

Moving to slide 5, let me take you through the illustration on slide 5 as to how the TD Ameritrade outlook statement earnings would flow to TD. On TD Ameritrade's call, they showed on slide 13 fiscal 2006 net income of US$456 million. We also add back TD Ameritrade amortization of intangibles to get us to net income before amortization of intangibles and excluding items of note, which is our non-GAAP reporting convention. The fiscal 2006 net income number includes US$88 million in Q1 of '06. This figure of 88 million excludes amortization of intangibles. Using this Q1 number, we take out the earnings from Ameritrade standalone from October 1st to January 24th, in which we do not participate. If you take their Q1 run rate to January 24th, that amounts to approximately US$111 million. Also note that the Knight items in 2006 are pre-close.

This gives us net income before amortization of intangibles of US$367 million or C$422 million, using an exchange rate of 1.15 for the period January 25th to September 30th. That is line 4 and 5 on slide 5. Based on our initial ownership level of 32.5%, our share is C$137 million. We add 137 million to TDWaterhouse USA earnings in Q1 '06, which will be approximately C$32 million, which results in full-year 2006 earnings of C$169 million from our U.S. wealth management business, line 8.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

So let's move on to slide 6. On slide 6, we've graphically illustrated this result using TD Ameritrade's 2006 and 2007 midpoint outlook for net income as shown on their slide 13 earlier today. Our slide also shows two ownership ranges, our initial position of 32.5% and another at 39.9%, the maximum allowed for the first three years. At 32.5% ownership, we would look to earn about 169 million from U.S. wealth management in 2006, compared to TDWaterhouse USA standalone of 108 million in 2005. The 2007 number is 274 million.

At 39.9% ownership, we would look to earn about 184 million from U.S. wealth management in 2006, compared to TDWaterhouse USA standalone of 108 million in 2005. The 2007 number is 315 million, almost triple the 2005 amount. You will remember that when we first announced this transaction and provided accretion estimates, we noted the accretion was based on TDWaterhouse USA earnings for the last 12 months ending March 31, 2005. We did not include any forecast of future earnings levels.

While the accretion calculation is probably less relevant to you now that we have modeled our earnings for 2006 and 2007 based on TD Ameritrade's outlook, I wanted to close the loop on the accretion analysis. What would accretion look like using the numbers we are presenting today? A very simple methodology would be to take the C$32 million for TDWaterhouse USA shown in slide 6, which annualized based on number of days implies full-year earnings of 137 million, and compare it to 169 million for TD Ameritrade. This results in a 32 million or $0.04 per share pickup.

Applying this methodology at the 39.9% ownership implies accretion of $0.07, including the funding costs associated with the additional buyout. When we announced this transaction, we said 2006 accretion was $0.08 per share based on 39.9% ownership and a slightly earlier close date. Similarly, the implied accretion in 2007 is $0.19 at 32.5% and $0.25 at 39.9%, equivalent to what we originally announced.

Moving on to the next slide, we do expect our net dilution gain to be approximately C$1.5 billion. The dilution gain is calculated by taking the number of shares that was issued to TD being 196.3 million and multiplying the average Ameritrade share price two days prior to close and the day of close, less the $6 special dividend. The net book value of TDWaterhouse USA is subtracted from this amount to calculate 100% of the gain. We have recorded 60.1% of the inherent gain, US$1.5 billion. This assumes we will eventually get to 39.9% ownership and, therefore, the 60.1% represents the percentage sold to outside party. Because this is a nonmonetary transaction and it isn't an outright sale, the accounting rules don't allow us to take the full gain. If we assumed our ownership at 32.5% only, the gain would be larger because we would recognize 67.5% of the amount. Hence, we have chosen the more conservative assumption.

We then deduct tax and other adjustments of US$0.2 billion which gets us to the net gain of US$1.3 billion. Excluding the Q4 tax charges, we expect to record a gain of C$1.6 billion in Q1 '06, which needless to say will be treated as an item of note.

In closing, clearly we remain very pleased with this transaction, both strategically and financially. With that, I will open it up to questions.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

QUESTION AND ANSWER

OPERATOR

Michael Goldberg, Desjardins Securities.

MICHAEL GOLDBERG - DESJARDINS SECURITIES - ANALYST

Thanks very much. Can you tell me, Colleen, what your equity in TD Ameritrade will be on your balance sheet?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

It will be roughly 4 billion, Michael.

MICHAEL GOLDBERG - DESJARDINS SECURITIES - ANALYST

Okay, thanks very much.

OPERATOR

Mario Mendonca, Genuity Capital Markets.

MARIO MENDONCA, GENUITY CAPITAL MARKETS - ANALYST

Can everyone hear me? Okay. On the Ameritrade call, there was a comment about increasing their synergies estimate to 300 million -- this is the revenue synergies -- from 200 million to 300 million. In the presentation, the June 22nd presentation, just to back up for a second, in that $300 million in revenue synergies they referred to, they said they weren't taking into account any of the benefits of the sweep accounts. On the June 22, 2005 presentation that they did, and I think TD sort of piggybacked off of that, the sweeps looked like it was somewhere between 41 million or maybe something a little higher than that. Colleen, a question for you. Do I have this right that they're not including the benefits of the sweep, and is it roughly US$41 million or higher?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Well, again, they've outlined in their presentation they are including the benefit of the higher overnight rate, and they have shown that graphically in their presentation. I'm not getting to your 41 million.

MARIO MENDONCA, GENUITY CAPITAL MARKETS - ANALYST

Just to be clear, they said that they were not including any of the benefits of the sweep accounts in there -- or that process.

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

A little nervous speaking for Randy. I think what he was saying was that in the context of the marketplace today, they didn't need the sweep account in order to capture that spread. So that they are, in fact, capturing it already in their results with the move-up and the interest rates. But it

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

doesn't mean that there is an additional amount in moving to the -- money moving across the bank. It is now the same kind of amounts that they are earning by where they are holding it on their own balance sheet as when they sweep it.

MARIO MENDONCA, GENUITY CAPITAL MARKETS - ANALYST

Okay, I will clarify that. There was also reference to not taking into account any additional fed rate increases.

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

Right. I think you can go back and confirm it, but I don't think you can assume there is an additional pocket of money to be had here.

MARIO MENDONCA, GENUITY CAPITAL MARKETS - ANALYST

No, I will confirm that. The reason I asked the question is he seemed to apply that the 300 million in revenue synergies didn't factor in any benefits of the sweep, but I will confirm that.

The second question really relates to not taking into account any additional fed rate increases. The guidance that has been provided in the past, that was roughly equal to $0.025 for Ameritrade per year each year for a 25 basis point hike. Does TDWaterhouse provide any sort of similar guidance, just so we can pull that all together?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP-

No, we haven't done that historically.

MARIO MENDONCA, GENUITY CAPITAL MARKETS - ANALYST

Is there a benefit, though?

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I think there is a potential benefit, but I think there is probably, as you put the two firms together, there are some revenue hits. So I think they are treating them for the moment as a wash.

MARIO MENDONCA, GENUITY CAPITAL MARKETS - ANALYST Okay, thank you very much.

OPERATOR

Quentin Broad, CIBC World Markets.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Colleen, just a question with respect to the impact in 2007. I think what you said is that you had expected a $0.25 enhancement at a 39.9% ownership level, which would be in line with your prior guidance. Is that a correct statement?

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Yes, that's correct. Again, Quentin, what we have done there is just used a fairly simple methodology of taking the Q1 results for TDWaterhouse USA and then applying an accretion calculation from there. But that is correct, $0.25.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

But within that also includes the new guidance from Ameritrade with respect to the 100 million of additional synergy, revenue synergies; is that correct?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Yes, that's correct.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Sorry, I didn't hear that.

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Yes, that is correct.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

So it is not quite in line with where you were before.

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Well, bear in mind, though, the full synergies of this deal will come into fiscal '08 for Ameritrade.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Okay, but the assumption that you would have gone through previously, albeit the timing, is a little bit delayed from where you would have been presuming. But I assume most of the transaction is going to be hitting '07 as you presumed it was before, and before you had anticipated the extra 100 million of revenues.

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Yes, I think that is fair.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Okay. Secondly, systems integration in Canada, are there any major hurdles in terms of Ameritrade Canada and the integration with TDWaterhouse Canada or your wealth platform in Canada?

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference


ED CLARK  - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

No, there aren't significant, but it is not going to be a significant dollar amount in 2006 either.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Okay. Then just in terms of capital, obviously capital ratios look good period. You have talked about either A) helping BNK or B) perhaps buying up their stock. Obviously, here you would like to get to at least the 37.5, and then C) you have got your own shares to think about and perhaps even dividend increases. Perhaps in order of operations, where is the priority here?

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

Between Banknorth and Ameritrade and our own stock?

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Correct, and then enhancing your dividend to your shareholders.

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

To be honest, we are kind of perfectly opportunistic in all of those. I think in a sense, what we have been trying to do is put ourselves in exactly the position we now find ourselves where we have some excess capital and we have the legal right to buy up in all three companies. So we will, as I indicated where Ameritrade is concerned, what we will do is do this opportunistically depending on what the market conditions are. So I don't think we are going to preannounce any particular preference one way or the other.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

How long will it take you to clear the legal hurdle of the tender?

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I think a tender has to stay out for 20 business days.

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

And then it goes into effect when?

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

We haven't announced that. But obviously, we have a preference to relatively soon get that hurdle -- remove that hurdle. But as I indicated, it is our preference we want to watch the market, and we have a considerable period of time. Indeed, we could go beyond the year. We'd give up a Board seat temporarily, but then when we moved up to the 37.5, we'd get the Board seat restored to us. So we don't have -- we are not up against the wall here to when we want to do this.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

QUENTIN BROAD - CIBC WORLD MARKETS - ANALYST

Thank you.

OPERATOR

Andre Hardy, Merrill Lynch.

ANDRE HARDY  - MERRILL LYNCH - ANALYST

Ed, as you get more and more revenue coming from the U.S., does your hedging strategy change? I believe you've typically not hedged U.S. dollar revenue, but is that something that may change?

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I don't think so. I think we do hedge the impact on our capital account, so we leave our capital ratios intact, but I think our (indiscernible) philosophy right at the moment is that we are not hedging the revenues. And the reality is you can only hedge them forward so long before it becomes uneconomic. So I think investors can figure out what the mix is and decide our value on the basis of the mix.

ANDRE HARDY  - MERRILL LYNCH - ANALYST

Okay, thanks. Perhaps for Colleen, getting back to Quentin's question, would the Canadian dollar not have had a negative effect on our synergy assumptions, and perhaps that is why in spite of $100 million in added revenue synergies, your EPS accretion remains the same?

COLLEEN JOHNSTON  - CFO, TD BANK FINANCIAL GROUP

Yes, that is part of it, although obviously the starting point as well in terms of our existing earnings was affected by lower exchange rate.

ANDRE HARDY  - MERRILL LYNCH - ANALYST

So a later closing in the exchange rate?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Sorry?

ANDRE HARDY - MERRILL LYNCH - ANALYST

A slightly later closing in the --.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Yes, but as I say, bear in mind what we're using as the basis on the accretion calculation is our Q1 earnings, which obviously are at a much lower exchange rate. But you're right, that would have had a slight negative impact on the accretion calculation.

ANDRE HARDY - MERRILL LYNCH - ANALYST

Okay, thank you.

OPERATOR

Steve Cawley, TD Newcrest.

STEVE CAWLEY - TD NEWCREST - ANALYST

I'm just going to follow with what Andre said. You were using a 125 exchange rate at the time the deal was announced. Now it's 115, so it's got to be more than slight?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Yes.

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I think the reality is both TD Banknorth and TD Ameritrade are being impacted by the exchange rate impact. There's no doubt about it.

STEVE CAWLEY - TD NEWCREST - ANALYST

So if we were just to summarize, we've got 100 million more in revenue opportunities; we've got 100 million more in expense synergies. But offsetting that is lower ownership and a stronger Canadian dollar.

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Just back to that, yes, 100 million more in revenues. Expenses synergies are the same.

STEVE CAWLEY - TD NEWCREST - ANALYST

Oh, they haven't changed?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

No, they haven't changed. Yes, you're right, the ownership, and we have obviously provided you with the range of 32.5 to 39.9.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

ED CLARK  - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I think on this accretion thing, I guess we wondered whether even to address it. The reality is the accretion that we gave you last time was off a much lower earnings base for Waterhouse, and that is why we moved to -- given that TD Ameritrade has now indicated what its forward look on 2006 and 2007, I think what we said was what you really need for your numbers is what that translates into our earnings. And that is why I think that is probably a better way to look at it.

STEVE CAWLEY  - TD NEWCREST - ANALYST

Ed, this is looking back in history. They are using a 10% number in terms of attrition of the TDWaterhouse accounts. Can you tell me what the attrition rate was at the time of the TD acquisition of Waterhouse? I don't know if you have that handy or not.

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I certainly don't. I think you should start to wonder about me if I did.

STEVE CAWLEY - TD NEWCREST - ANALYST

It seems like a pretty big number, is I guess my point.

ED CLARK - PRESIDENT & CEO, TD BANK FINANCIAL GROUP

I think you would probably better address that to TD Ameritrade.

STEVE CAWLEY - TD NEWCREST - ANALYST

Okay. One last one for you. Just really simplistically here, and I'm trying to look at their sides. Maybe again this is a better question to ask of them. But their trades that they are anticipating in '06 look to be lighter than they were in '05 for the combined companies, and that is in part because you are only including Newco for eight months?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP-

That is correct. You have got four months of standalone Ameritrade and then eight months of the combined entity. So when you move from the 12-month analysis into their fiscal '06, you are sort of comparing apples and oranges.

STEVE CAWLEY - TD NEWCREST - ANALYST

Okay. The financials weren't exactly clear to me, so I guess I will call -- they're the better ones to speak to, I guess, in all of this, right?

COLLEEN JOHNSTON - CFO, TD BANK FINANCIAL GROUP

Ideally.

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[TD LOGO] BANK FINANCIAL GROUP
          Investor Relations
                               TD Ameritrade/TDBFG Earnings & Closing Conference

STEVE CAWLEY - TD NEWCREST - ANALYST

Okay, thanks.

ED CLARK - TD BANK FINANCIAL GROUP - PRESIDENT & CEO

Thank you very much for attending.

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